Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement and related Prospectus of PPL Electric Utilities Corporation for the registration of indeterminable amounts of preferred stock, preference stock, depositary shares and debt securities and to the incorporation by reference therein of our reports dated February 27, 2009, with respect to the consolidated financial statements and schedule of PPL Electric Utilities Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

March 25, 2009